Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Lucira Health, Inc.

Emeryville, California

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 20, 2020, except for the “Reverse Stock Split” paragraph of Note 2, as to which the date is February 1, 2021, relating to the financial statements of Lucira Health, Inc., which is contained in the Registration Statement on Form S-1 (No. 333-252164) incorporated by reference in this Registration Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement on Form S-1 (No. 333-252164) incorporated by reference in this Registration Statement.

/s/ BDO USA, LLP
San Jose, California

February 4, 2021